EXHIBIT 10.21

Cachet Financial Solutions, Inc.

18671 Lake Drive E.

Southwest Tech Center A

Minneapolis, MN 55317

March 31, 2016

Aracle SPF IV, LLC

c/o Aracle Management, LLC

One Penn Plaza

New York, New York

Ladies and Gentlemen:

In connection with the Securities Purchase Agreement dated as of March 31, 2016 amongst Cachet Financial Solutions, Inc. (the “Company”) and Aracle SPF IV, LLC (the “Investor”) and the other purchasers party thereto, we hereby acknowledge the following:

1. The Company shall, within 30 days from the date hereof, appoint a new independent board member to the Company’s Board of Directors and or an advisory board member, referred by Aracle Management, LLC, which appointee shall be subject to the express prior approval of the Company’s management. The right set forth herein shall terminate two years from the date hereof.

2. The Company shall pay to Aracle Management, LLC a commitment fee of $20,000 (together with an additional commitment fee of $20,000 upon receipt of the remaining $300,00 in gross proceeds from other investor or investors as assignees of Aracle Management, LLC), per our Term Sheet dated March 24, 2016 with Aracle Management, LLC, legal fees of $5,000 plus expenses to CKR Law, counsel to the Investor, and reimburse the Investor for all miscellaneous expenses incurred in the closing of the transactions contemplated by the Securities Purchase Agreement. The Company shall not be responsible for more than an aggregate of $50,000 pursuant to the preceding sentence.

This letter agreement and the Securities Purchase Agreement constitute the entire agreement of the parties hereto. This letter agreement shall be governed by the laws of the State of New York.

[Signatures on next page.]

Very truly yours,

CACHET FINANCIAL SOLUTIONS, INC.

By	/s/ Bryan Meier
Bryan Meier
Chief Financial Officer

Accepted and agreed:

Aracle SPF IV, LLC

By	/s/ Joshua S. Lev
Name:	Joshua S. Lev
Title:	Managing Director

2